               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger (this "AGREEMENT"), effective as of October 3, 1997, is made and entered into by and among Ringer Corporation, a Minnesota corporation ("RINGER"), SRI Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Ringer ("MERGER SUBSIDIARY"), and Southern Resources, Inc., a Georgia corporation ("SRI"). Merger Subsidiary and SRI are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

     WHEREAS, the respective Boards of Directors of Ringer, Merger Subsidiary and SRI have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Subsidiary be merged with and into SRI in accordance with the Georgia Business Corporation Code (the "GEORGIA CODE") and the terms of this Agreement, pursuant to which SRI will be the surviving corporation as a wholly owned subsidiary of Ringer (the "MERGER");

     WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles; and

     WHEREAS, Ringer, Merger Subsidiary and SRI desire to make certain representations, warranties, covenants, indemnities and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, indemnities and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 THE MERGER. At the Effective Time (as defined in Section 1.03 hereof), and subject to the terms and conditions of this Agreement and the Certificate of Merger (as defined in Section 1.03 hereof), the Merger Subsidiary shall be merged with and into SRI, the separate existence of the Merger Subsidiary shall cease, and SRI shall continue as the surviving corporation under the corporate name of "Southern Resources, Inc." In its capacity as the corporation surviving the Merger, SRI is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.02 EFFECT OF MERGER. The effect of the Merger shall be as set forth in
Article 11 of the Georgia Code, and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

     1.03 EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, and the parties hereto will cause a certificate of merger with respect to the Merger (the "CERTIFICATE OF MERGER") to be executed, delivered and filed with the Secretary of State of the State of Georgia in accordance with the Georgia Code and will make all other filings or recordings required by Georgia law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at the time and date of the filing of the Certificate of Merger with the Secretary of State of the State of Georgia. The time at which the Merger shall become effective is referred to herein as the "EFFECTIVE TIME." The day during which the Effective Time shall occur is referred to herein as the "EFFECTIVE DATE."

     1.04 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Subsidiary immediately prior to the Effective Time. From and after the Effective Time, the officers of the Surviving Corporation shall be the persons who were the

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officers of the Merger Subsidiary immediately prior to the Effective Time. Such directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the articles of incorporation and bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

     1.05 ARTICLES OF INCORPORATION; BYLAWS. At and after the Effective Time and until further amended in accordance with applicable law, the articles of incorporation and bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation.

     1.06 TAKING OF NECESSARY ACTION; FURTHER ACTION. Ringer, Merger Subsidiary and SRI, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Georgia Code at the time specified in Section 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Dorsey & Whitney, 220 South Sixth Street, Minneapolis, Minnesota, 55402 on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII hereof, and will be effective as of the Effective Time. At the Closing, the parties shall deliver to each other the documents required to be delivered pursuant to Article VIII hereof.

                                   ARTICLE II

                  MERGER CONSIDERATION/EFFECT ON CAPITAL STOCK

     2.01 EFFECT ON CAPITAL STOCK.

     (a) Conversion of SRI Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Ringer, Merger Subsidiary, SRI, the Surviving Corporation or the holder of any of the following shares of SRI capital stock:

          (i) Each share of Common Stock, par value $1.00 per share, of SRI ("SRI COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive 9,000 shares of Common Stock, par value $.01 per share, of Ringer ("RINGER COMMON STOCK"); and

          (ii) Each share of SRI's capital stock issued and outstanding immediately prior to the Effective Time and owned by Ringer, Merger Subsidiary or SRI ("CANCELED SHARES") shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

The shares of Ringer Common Stock referred to in subparagraph (i) above are collectively referred to herein as the "MERGER CONSIDERATION." The shares of SRI Common Stock that are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares, are collectively referred to herein as the "SHARES," and the holders thereof are referred to herein as the "HOLDERS."

     (b) Conversion of Merger Subsidiary Capital Stock. Each share of Common Stock, par value $.01 per share, of Merger Subsidiary ("MERGER SUBSIDIARY STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive one share of Common Stock, par value $.10 per share, of the Surviving Corporation ("SURVIVING CORPORATION STOCK").

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     2.02 DEPOSIT PROCEDURES. At or prior to the Effective Time, Ringer shall deposit or shall cause, the Merger Consideration and any dividends or distributions relating to the Ringer Common Stock constituting a part of such Merger Consideration to be deposited with First Trust, National Association, or such other bank or trust company as may be designated by Ringer and acceptable to SRI's management (the "PAYING AGENT"), for the benefit of the Holders and Ringer to be distributed pursuant to the terms of this Agreement and the Paying Agent Agreement (as defined in Section 12.03).

     2.03 HOLDBACK AND ESCROW. Ten percent (10%) of the Merger Consideration (the "GENERAL CLAIMS HOLDBACK AMOUNT") shall be subject to Ringer's Offset Right (as defined in Section 11.02), and an additional ten percent (10%) of the Merger Consideration (the "SPECIFIED CLAIMS HOLDBACK AMOUNT") shall be subject to claims with respect to Ringer's rights to indemnification as provided in the Shareholders' Agreement (as defined in Section 12.01). The General Claims Holdback Amount and the Specified Claims Holdback Amount (collectively the "HOLDBACK AMOUNTS") shall be held in escrow by the First Trust, National Association, or such other bank or trust company as may be designated by Ringer and acceptable to SRI's management (the "ESCROW AGENT") in accordance with this
Section 2.03 and subject to Section 11.02 and the terms of the Shareholders' Agreement.

     2.04 EXCHANGE PROCEDURES.

     (a) The Paying Agent shall distribute the Merger Consideration in exchange for Shares pursuant to the terms of this Agreement. Ringer shall make available to the Paying Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares as described in this Section 2.04 and in Section 2.05.

     (b) The Escrow Agent shall hold the General Claims Holdback Amount and the Specified Claims Holdback Amount, including any dividends paid in respect thereof prior to the Effective Time, in separate escrow accounts (respectively, the "GENERAL CLAIMS ESCROW FUND" and the "SPECIFIED CLAIMS ESCROW FUND" and collectively the "ESCROW FUNDS"), for the benefit of the Holders of Shares and subject to Ringer's Offset Right pursuant to Section 11.02 (in the case of the General Claims Escrow Fund) and rights to indemnification as provided in the Shareholders' Agreement (in the case of the Specified Claims Escrow Fund). Except as contemplated by this Section 2.04, Section 2.06(d), Section 11.02 and the Shareholders' Agreement, the Escrow Funds shall not be used for any other purpose.

     (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"),
(i) a letter of transmittal (which shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Holder's Shares. The letter of transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Upon surrender of a Certificate that immediately prior to the Effective Time represented outstanding shares of SRI Common Stock for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute in exchange therefor, subject to escrow of the appropriate portions thereof included in the Holdback Amounts pursuant to
Section 2.03 (the "HOLDBACK SHARES"), (i) certificates representing the number of whole shares of Ringer Common Stock issuable to such Holder pursuant to
Section 2.01 and (ii) cash in lieu of any fractional share thereof in accordance with Section 2.05, and the Certificate so surrendered shall forthwith be canceled. The shares of Ringer Common Stock initially distributed to the Holders after deducting the Holdback Amounts are referred to herein as the "INITIAL DISTRIBUTION AMOUNTS." Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive the portion of the Merger Consideration attributable to the Shares formerly represented by such Certificate.

     (d) If there is a transfer of Share ownership that is not registered in the transfer records of SRI, a certificate representing the proper number of shares of Ringer Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.15(k) hereof) required

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by reason of the issuance of shares of Ringer Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Ringer that such tax has been paid or is not applicable.

     (e) Subject to the provisions of Section 11.02 and the Shareholders" Agreement, as the case may be, in the event Ringer exercises its Offset Right against all or a portion of the General Claims Holdback Amount as provided in
Section 11.02 or its rights to indemnification against all or a portion of the Specified Claims Holdback Amount as provided in the Shareholders' Agreement, the Paying Agent promptly shall distribute to Ringer from the appropriate Holdback Amount the number of Shares of Ringer Common Stock determined by dividing the offset amount or the indemnification amount, as the case may be, by the closing sale price per share of the Ringer Common Stock as reported on the Nasdaq Stock Market for the trading day immediately preceding the Effective Date. Ringer Common Stock delivered to Ringer to fund Offset Rights or rights to indemnification pursuant to the Shareholders' Agreement shall constitute a post-closing reduction of the Merger Consideration rather than a payment of a liability by Holders of Shares.

     2.05 NO FRACTIONAL SHARES.

     (a) No certificates or scrip representing fractional shares of Ringer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Ringer.

     (b) Notwithstanding any other provision of this Agreement, each Holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ringer Common Stock (after taking into account all Certificates delivered by such Holder) with respect to the Initial Distribution Amounts or the release of any portion of the Holdback Amounts shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ringer Common Stock multiplied by the closing sale price per share of the Ringer Common Stock as reported on the Nasdaq Stock Market for the trading day immediately preceding the Effective Date.

     (c) No certificates representing fractional shares of Ringer Common Stock shall be issued to Ringer in connection with the exercise of its Offset Right or its rights to indemnification pursuant to the Shareholders' Agreement.

     2.06 OTHER EXCHANGE MATTERS.

     (a) Rights of Holders of SRI Capital Stock. On and after the Effective Time and until surrendered for exchange, each Certificate representing Shares shall be deemed for all purposes, except as provided in Section 2.05, to evidence ownership of and to represent the right to receive such Holder's proportionate share of the Merger Consideration to be paid therefor pursuant to Section 2.01 and Section 2.02. The record Holder of such Certificate shall, after the Effective Time, be entitled to vote the shares of Ringer Common Stock into which such Shares shall have been converted (including any Shares of Ringer Common Stock then outstanding and included in the Holdback Amounts) on any matters on which the holders of record of Ringer Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. After the Effective Date, there shall be no further registration of transfers on the records of the Surviving Corporation of outstanding certificates formerly representing Shares of SRI Common Stock and, if a certificate formerly representing such Shares is presented to the Paying Agent, it shall be canceled and exchanged for such Holder's Merger Consideration as provided in Section 2.04. In any matters relating to such Certificates, Ringer may rely conclusively upon the record of shareholders maintained by SRI containing the names and addresses of the Holders of record of Shares at the Effective Time.

     (b) Distributions with Respect to Unexchanged Shares. Ringer will pay no dividends and make no other distributions with respect to Ringer Common Stock to the Holder of any unsurrendered Certificate evidencing Shares of SRI Common Stock of shares of Ringer Common Stock included in such Holder's proportionate share of the Merger Consideration, and Ringer will make no cash payment in lieu of fractional shares to any such Holder pursuant to Section 2.05, until the Holder of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Paying Agent, on behalf of Ringer, shall pay to the record holder of the certificate representing shares of Ringer Common Stock issued in exchange for such Certificate,

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without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Ringer Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Ringer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Ringer Common Stock.

     (c) No Further Ownership Rights in SRI Capital Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.05 or Section 2.06(b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (d) Termination of Delivery Obligation. The Paying Agent shall deliver to Ringer upon demand any portion of the Merger Consideration that remains undistributed by the Paying Agent more than one year after the Effective Time. Holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Ringer for payment of their claims for Merger Consideration as to which they may be entitled under Section 2.01 and Section 2.02, including any dividends or distributions with respect to Ringer Common Stock.

     (e) No Liability. None of Ringer, Merger Subsidiary, SRI, the Escrow Agent or the Paying Agent shall be liable to any person in respect of any shares of Ringer Common Stock (or dividends or distributions with respect thereto) or cash in the Holdback Amounts delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     (f) Investment of Merger Consideration. The Escrow Agent shall invest any cash included in the Escrow Fund in interest bearing accounts guaranteed, directly or indirectly, by the federal government. Any interest and other income resulting from such investments shall become part of the Escrow Fund and shall be taxable to Ringer.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the Surviving Corporation, upon the delivery to the Paying Agent of a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Ringer Common Stock deliverable in respect thereof, pursuant to this Agreement.

     (h) Stock Transfer Books. At the Effective Time, the stock transfer books of SRI shall be closed and there shall be no further registration of transfers of shares of SRI's capital stock thereafter on the records of SRI. From and after the Effective Time, the holders of certificates representing shares of SRI's capital stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of SRI's capital stock except as otherwise provided in this Agreement or by law.

     (i) Adjustments. If, between the date hereof and the date on which the last payment of either Holdback Amount is made (the "LAST PAYMENT DATES"), shares of Ringer Common Stock shall be changed into a security of a different issuer, a different class of shares or cash by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, purchase, merger or other transaction, then the term Ringer Common Stock, for purposes of this Agreement shall thereafter be deemed to refer to such different shares or cash.

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                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SRI

     SRI hereby represents and warrants to Ringer and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by SRI to Ringer and Merger Subsidiary on the date hereof and initialed by representatives of Ringer and SRI, including any amendments thereto made by SRI pursuant to Section 5.07 (the "DISCLOSURE SCHEDULE"):

     3.01 ORGANIZATION AND STANDING. SRI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Georgia and has the requisite corporate power and authority to execute and deliver this Agreement, the Certificate of Merger and the agreements identified in Article XII to which SRI is a party (the "SRI ANCILLARY AGREEMENTS") and to perform its obligations hereunder and thereunder. The copies of the articles of incorporation and bylaws of SRI set forth in the Disclosure Schedule reflect all amendments made thereto and are correct and complete as of the date hereof.

     3.02 EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement, the Certificate of Merger and the SRI Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of SRI and its shareholders, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement, the Certificate of Merger and the SRI Ancillary Agreements. This Agreement and the SRI Ancillary Agreements have been duly executed and delivered by SRI and constitute the valid and binding obligations of SRI and its shareholders, enforceable in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors' rights) and, and the Certificate of Merger, when executed and delivered by SRI, will constitute the valid and binding obligation of SRI, enforceable in accordance with its terms.

     3.03 SUBSIDIARIES.

     (a) "SUBSIDIARY" has the meaning ascribed to the term in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). The Disclosure Schedule lists all of the Subsidiaries of SRI, and with respect to the capital stock of each such Subsidiary:

          (i) SRI owns, directly or through another Subsidiary, 100% of the issued and outstanding capital stock of each such Subsidiary;

          (ii) All of such shares of such capital stock have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by statute, such Subsidiary's articles of incorporation or bylaws, or any other agreement to which either SRI or such Subsidiary is bound; and

          (iii) There are no contracts, commitments, understandings or arrangements by which SRI or any Subsidiary is or may be bound to sell or otherwise transfer any of such capital stock or relating to SRI's right to vote or dispose of shares of such capital stock.

     (b) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation as listed on the Disclosure Schedule.

     (c) With the exception of the Subsidiaries, SRI does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization, joint venture, partnership, limited liability company or entity.

     3.04 CORPORATE POWER AND AUTHORITY. SRI and each Subsidiary has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. SRI and each Subsidiary is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, and where the failure to so qualify would have a material adverse effect on the business or results of operations of SRI and the Subsidiaries, taken as a whole ("MATERIAL ADVERSE EFFECT").

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     3.05 NO BREACH. The execution, delivery and performance of this Agreement, the Certificate of Merger and the SRI Ancillary Agreements by SRI and the consummation by SRI of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of SRI or any Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other "PERSON" (such term shall mean an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof) under the provisions of the articles of incorporation or bylaws of SRI or any Subsidiary or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment, arrangement or instrument, written or oral, by which SRI or any Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which SRI or any Subsidiary is subject.

     3.06 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, neither SRI nor any Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by SRI of this Agreement, the Certificate of Merger or the SRI Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by SRI or any Subsidiary in connection with the execution, delivery and performance of this Agreement, the Certificate of Merger or the SRI Ancillary Agreements or the transactions contemplated hereby or thereby.

     3.07 CAPITAL STOCK OF SRI.

     (a) On the date hereof, the authorized capital stock of SRI consists of 100,000 shares of SRI Common Stock, par value $.10, of which, as of the date hereof, 500 shares are issued and outstanding. On the date hereof, SRI's capital stock is held of record by the persons and in the amounts set forth in the Disclosure Schedule. On the Effective Date, SRI's capital stock will be held of record by the persons and in the amounts set forth in a disclosure schedule to be provided to Ringer on the Effective Date. All such outstanding shares of SRI's capital stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) are not subject to preemptive rights created by statute, SRI's articles of incorporation or bylaws, or any other agreement to which either SRI or, to the knowledge of SRI, SRI's shareholders are bound, and
(iii) were not issued in violation of any applicable securities laws that would subject the Surviving Corporation to fines, penalties, or rescission or civil damages that are material in amount. As used in this Agreement, "knowledge of SRI" and similar words to that effect shall mean the actual knowledge of the officers and directors of SRI and each of the Subsidiaries after due inquiry.

     (b) There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from SRI any shares of SRI's capital stock or other securities of SRI of any kind ("OUTSTANDING PURCHASE RIGHTS") (and there are no agreements or other obligations of SRI to grant any Outstanding Purchase Rights), and there are no agreements or other obligations (contingent or otherwise) that may require SRI to repurchase or otherwise acquire any shares of SRI's capital stock.

     (c) The Disclosure Schedule sets forth those persons who are, in SRI's reasonable judgment, "affiliates" of SRI within the meaning of Rule 145 promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     3.08 FINANCIAL STATEMENTS. The Disclosure Schedule sets forth copies of (i) the unaudited consolidated balance sheets, as of October 3, 1997, of SRI and the Subsidiaries (the "LATEST BALANCE SHEET") and the unaudited consolidated statements of earnings, Shareholders equity and cash flows of SRI and the Subsidiaries for the fiscal year ended October 3, 1997 (such statements and the Latest Balance Sheet being herein referred to as the "LATEST FINANCIAL STATEMENTS"), and (ii) the audited consolidated balance sheets, as of September 30, 1996 and September 30, 1995, of SRI and the Subsidiaries and the audited consolidated statements of earnings, Shareholders equity and cash flows of SRI and the Subsidiaries for each of the years then ended (collectively, the "ANNUAL FINANCIAL STATEMENTS"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of SRI and

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

the Subsidiaries and fairly present the financial condition of SRI and the Subsidiaries as of the dates thereof and respective results of operations for the periods referred to therein. The Annual Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied through the periods indicated (except as indicated in the notes thereto), and the Latest Financial Statements have been prepared in accordance with GAAP (as such term applies to unaudited interim financial statements and thus such statements may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles in general and subject to normal year-end audit adjustments), are consistent with the Annual Financial Statements.

     3.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, neither SRI nor any Subsidiary has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

     3.10 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), with the exception of seasonal business changes in the ordinary course, there has been no material adverse change in the assets, financial condition, operating results, distributor, customer, employee or supplier relations, business condition or prospects of SRI and the Subsidiaries, taken as a whole.

     3.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, neither SRI nor any Subsidiary has (except (i) in the ordinary course of its business consistent with past practices or (ii) as described in the Disclosure Schedule):

     (a) borrowed any amount or incurred or become subject to any liability in excess of $5,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

     (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $5,000, except (i) liens for current property Taxes not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet delinquent with respect to claims by carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, or (iv) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $25,000;

     (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $5,000, other than current liabilities (including the current portion of long-term liabilities) paid in the ordinary course of business;

     (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $5,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

     (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

     (f) disclosed, to any person other than Ringer or Merger Subsidiary and authorized representatives of Ringer or Merger Subsidiary, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date hereof;

     (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

     (h) declared or paid any dividends or other distributions with respect to any shares of its capital stock other than to SRI or a Subsidiary or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options, warrants or other rights to purchase the same;

     (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or options, warrants or other rights to acquire its equity securities, or any bonds or debt securities;

     (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 3.23 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions expressly contemplated by this Agreement;

     (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

     (l) made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant whose annual compensation in the preceding fiscal year exceeded $50,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

     (m) made any single capital expenditure or commitment therefor in excess of $5,000;

     (n) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $5,000;

     (o) made any charitable contributions or pledges in excess of $5,000;

     (p) made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements;

     (q) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individual or in the aggregate, material to its business, operations, financial position or prospects, other than in the ordinary course of business;

     (r) experienced any labor dispute;

     (s) experienced any change in any assumption underlying or method of calculating any bad debt, inventory, contingency or other reserve;

     (t) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

     (u) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable and has not shortened or lengthened the customary payment cycles for any of its payables or receivables or otherwise managed its working capital accounts other than in the ordinary course of business and in a manner consistent with past practice;

     (v) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any of its assets;

     (w) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

     (x) experienced any lapse or termination of any material permit that was issued or relates to its business, including any failure to renew any such permit; or

     (y) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

     3.12 TITLE TO PROPERTIES.

     (a) The real property listed as owned ("OWNED PROPERTY") or leased ("LEASED PROPERTY") in the Disclosure Schedule constitutes all of the real property now used or occupied by SRI or any Subsidiary, and ever owned used or occupied in the past by SRI or any Subsidiary (including any and all structures, fixtures or other improvements thereon, the "REAL PROPERTY"). Such Disclosure Schedule includes the record title holder, location, uses thereof and SRI or Subsidiary indebtedness thereon, if any, for all Real Property. SRI or a Subsidiary has good and marketable fee simple title to all Owned Property, except for recorded easements, covenants and other restrictions; utility easements; building restrictions; zoning restrictions; and other easements, covenants and restrictions existing generally with respect to properties of a similar character, all of which are shown on such Disclosure Schedule and there are no outstanding options to purchase the Owned Real Property. The Real Property has access, sufficient for the conduct of the business of SRI as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of SRI at that location. All structures, fixtures and other improvements on all Owned Property are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Owned Property are not in violation of any applicable building, zoning, safety, environmental, subdivision and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. Except as described in the Disclosure Schedule, no portion of any Owned Property is located in a flood plain, flood hazard area or designated wetlands area. Since January 1, 1992, neither SRI nor any Subsidiary has received any written or oral notice of assessments for public improvements against any Owned Property or any written or oral notice or order by any governmental body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions (other than as disclosed in the insurance reports disclosed hereunder) that (i) relates to material violations of building, safety or fire ordinances or regulations, (ii) claims any material defect or deficiency with respect to any of such properties or (iii) requests that performance of any material repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Complete and correct copies of all material written reports on such matters from any insurance company that has issued a policy with respect to any of such properties since January 1, 1994, have been delivered to Ringer. To the knowledge of SRI, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Owned Property.

     (b) The leases for the Leased Property (the "LEASES") are in full force and effect, and SRI or a Subsidiary holds a valid and existing leasehold interest under each of the Leases for the term set forth in the Disclosure Schedule. SRI has delivered to Ringer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Ringer. Neither SRI nor any Subsidiary is in material default, and to the knowledge of SRI no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor to the knowledge of SRI is any other party to any of the Leases in default.

     (c) SRI or a Subsidiary owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current Taxes not yet delinquent, (ii) liens set forth in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $25,000.

     (d) All of the buildings, machinery, equipment, tools, jigs, fixtures, vehicles and other tangible assets necessary for the conduct of the business of SRI and the Subsidiaries are in reasonable working condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which adversely affect the operation or value of such assets. SRI or a Subsidiary owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, except for defects of title that do not materially affect the use of such assets by SRI and the Subsidiaries and except for such assets that can be purchased or leased for nominal expenditures.

     3.13 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Latest Balance Sheet and those arising thereafter are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

     3.14 INVENTORY. The inventory of raw materials, work in process and finished goods of SRI and each Subsidiary consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of SRI and such Subsidiary in the ordinary course of the business of SRI and such Subsidiary. The inventory of finished goods of SRI and each Subsidiary is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. SRI and each Subsidiary has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with GAAP. The Disclosure Schedule contains a materially complete and accurate summary of SRI's and each Subsidiary's inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of September 30, 1996 and October 3, 1997. The book-to-physical inventory adjustment (i.e., the difference, if any, obtained by subtracting the value of the physical inventory at cost from the general ledger inventory balance) as of the Balance Sheet Date will not exceed $100,000 (the amount of any such shortfall being referred to herein as the "Inventory Adjustment Amount").

     3.15 TAX MATTERS.

     (a) Each of SRI, each Subsidiary and any affiliated, combined or unitary group of which SRI or any Subsidiary is or was a member, any predecessor of SRI or any Subsidiary, and any Plans (as defined in Section 3.21 hereof), as the case may be (each, a "TAX AFFILIATE" and, collectively, the "TAX AFFILIATES"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("RETURNS") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction and all such Returns are true and correct in all material respects, except for timing and categorization issues that would not have a Material Adverse Effect;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to the periods covered by such Returns; (iii) established on its Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable for all Tax periods or portions thereof ending on, prior to, or including the Closing Date, the amount of which as of the Latest Balance Sheet Date is set forth in the Disclosure Schedule; and (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or other payments to employees and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. True and correct copies of any and all Returns filed by any Tax Affiliate have been provided to Ringer.

     (b) There are no liens for Taxes upon any assets of SRI or any Subsidiary or of any Tax Affiliate, except liens for Taxes not yet due. Neither SRI nor any Subsidiary is a party to any tax sharing agreement or similar arrangement for the payment or reimbursement of Taxes.

     (c) No deficiency for any Taxes has been asserted, assessed or, to SRI's knowledge, proposed against SRI, any Subsidiary or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by SRI, any Subsidiary or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to SRI or any Subsidiary by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of SRI, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. SRI does not expect the assessment of any additional Taxes of SRI, any Subsidiary or any Tax Affiliate and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of SRI, any Subsidiary or any Tax Affiliate which would exceed the estimated reserves established on its books and records.

     (d) Neither SRI, any Subsidiary nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by SRI, any Subsidiary or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

     (e) Neither SRI, any Subsidiary nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

     (f) No property of SRI, any Subsidiary or any Tax Affiliate is property that SRI or such Subsidiary or Tax Affiliate is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

     (g) Neither SRI nor any Subsidiary or Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by SRI or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither SRI nor any Subsidiary or Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

     (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the
Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Effective Time, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

     (i) Neither SRI, nor any Subsidiary or Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither SRI nor any Subsidiary or Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

     (j) Neither SRI, a nor any Subsidiary or Tax Affiliate has filed any consent under Section 341(f) of the Code.

     (k) For purposes of this Agreement, the term "TAXES" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon SRI or any Tax Affiliate.

     3.16 CONTRACTS AND COMMITMENTS.

     (a) The Disclosure Schedule lists the following agreements, whether written or, to SRI's knowledge, oral, to which SRI or any Subsidiary is a party (or by which SRI or any Subsidiary or their assets are bound): (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in the Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in the Disclosure Schedule; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, other than SRI's and the Subsidiaries normal employment practices generally affecting all employees or classes of employees (such as hourly or salaried classes of employees); (vi) agreement with employees and with consultants, vendors, customers or other third parties requiring confidential treatment of SRI or Subsidiary confidential information and/or transfer to SRI or any Subsidiary of intellectual property rights created by employees and with consultants, vendors, customers or other third parties; (vii) contract, agreement or understanding relating to the voting of SRI's or any Subsidiary's capital stock or the election of directors of SRI or any Subsidiary; (viii) agreement or indenture relating to the borrowing of money, to letters of credit or to mortgaging, pledging or otherwise placing a lien on any of the assets of SRI or any Subsidiary; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $5,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $5,000; (xiii) contract which prohibits SRI or any Subsidiary from freely engaging in business anywhere in the world; (xiv) contract for the distribution of the products of SRI or any Subsidiary (including any distributor, sales and original equipment manufacturer contract);
(xv) franchise agreement; (xvi) license agreement or agreement providing for the payment of royalties or other compensation by SRI or any Subsidiary in connection with intellectual property rights licensed from third parties; (xvii) license agreement or agreement providing for the receipt of royalties or other compensation by SRI or any Subsidiary in connection with intellectual property rights owned, controlled or otherwise licensable by SRI or any Subsidiary; (xviii) contract or commitment for capital expenditures in excess of $5,000,
(xix) agreement for the sale of any capital asset in excess of $5,000; (xx) contract with any affiliate which in any way relates to SRI or any Subsidiary (other than for employment on customary terms); or (xxi) agreement with vendors, customers or other third parties requiring confidential treatment of confidential information of such vendors, customers or other third parties;
(xxii) other agreement which is either material to the business of SRI or any Subsidiary or was not entered into in the ordinary course of business (other than agreements required to be listed in the Disclosure Schedule).

     (b) The Disclosure Schedule lists the following agreements, whether oral or written, to which SRI or any Subsidiary is a party or by which SRI or any Subsidiary or any of their assets are bound: (i) contract or group of related contracts with the same party for the purchase of products or services by SRI or any Subsidiary under which the undelivered balance of such products or services is in excess of $5,000; (ii) contract or group of related contracts with the same party for the sale of products or services by SRI or any Subsidiary under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $5,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of SRI or any Subsidiary after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from SRI's or any Subsidiary's standard form agreements for sales.

     (c) SRI and each Subsidiary has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule and has not been notified of any claim of material default under any contract or commitment required to be disclosed in the Disclosure Schedule; neither SRI nor any Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed in the Disclosure Schedule; and neither SRI nor any Subsidiary has knowledge of any material breach or anticipated material breach by any other party to any contract or commitment required to be disclosed in the Disclosure Schedule.

     (d) Prior to the date of this Agreement, Ringer has been supplied with a correct and complete copy of each written contract or commitment referred to in the Disclosure Schedule, together with all known amendments, waivers or other changes thereto.

     3.17 INTELLECTUAL PROPERTY RIGHTS.

     (a) The Disclosure Schedule describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works that have been issued to SRI or any Subsidiary; and
(ii) each pending patent application or application for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works that SRI or any Subsidiary has made with respect to intellectual property owned by, or otherwise controlled by, SRI or any Subsidiary and used in, developed for use in or necessary to the conduct of the business of SRI or any Subsidiary as now conducted or as planned to be conducted as described herein (the "OWNED INTELLECTUAL PROPERTY RIGHTS"). Except as set forth in the Disclosure Schedule, SRI and each Subsidiary owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Schedule, in and to the rights set forth under such caption free and clear of all liens, security interests or other encumbrances and has the full right to exploit such Owned Intellectual Property Rights without payment of compensation to any other party.

     (b) The Disclosure Schedule describes all agreements granting to SRI or any Subsidiary rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of SRI as now conducted or as planned to be conducted as described herein (the "LICENSED-IN INTELLECTUAL PROPERTY RIGHTS"). All such agreements are in force and neither SRI nor any Subsidiary is in breach of any such agreement.

     (c) The Disclosure Schedule describes all products marketed or that have been marketed by SRI or any Subsidiary within the past two years and identifies the method(s) of intellectual property protection utilized by SRI or any Subsidiary with respect to such products.

     (d) The Disclosure Schedule describes all agreements granting to third parties any rights in Owned Intellectual Property Rights and any agreements to grant intellectual property rights that SRI or any Subsidiary may acquire in the future.

     (e) Except as disclosed in the Disclosure Schedule, all of the Owned Intellectual Property Rights will be assumed by, and will become intellectual property rights of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment (other than government filing or registration fees) be made. Except as disclosed in the Disclosure Schedule, all licenses of the Licensed-In Intellectual Property Rights will be assumed by, and will become valid agreements of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided in such agreements).

     (f) SRI and each Subsidiary have taken all commercially reasonable steps to acquire, protect and maintain the Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all employees, contract workers, consultants and other agents of SRI and each Subsidiary have executed agreements sufficient to vest in SRI or such Subsidiary ownership or the right to use the Owned Intellectual Property Rights on which they have performed services in the business of SRI or such Subsidiary as currently conducted without the payment of royalties or penalties; (ii) all maintenance, annuity, renewal and other such fees and filings due on Owned Intellectual Property Rights have been paid or made; and (ii) SRI has no knowledge of any defects in the Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

     (g) Except as disclosed in the Disclosure Schedule, neither SRI nor any Subsidiary has received any notice of, nor are there any facts known to SRI or any Subsidiary which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Owned Intellectual Property Rights or any Licensed-In Intellectual Property Rights that are exclusively licensed to SRI or any Subsidiary; and no claim by any third party contesting the validity of any Owned Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of SRI, is threatened;

     (h) Except as disclosed in the Disclosure Schedule, neither SRI nor any Subsidiary has received any notice of any infringement, misappropriation or violation by SRI or any Subsidiary of any intellectual property rights of any third parties and neither SRI nor any Subsidiary, to its knowledge, has infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of SRI, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by SRI or any Subsidiary or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of SRI or any Subsidiary as now conducted.

     (i) Except as disclosed in the Disclosure Schedule, neither SRI nor any Subsidiary has entered into any agreement restricting SRI or any Subsidiary from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

     (j) To SRI's knowledge, SRI and each Subsidiary has the right to make available to the Surviving Corporation all trade secrets and other confidential information entrusted to SRI or any Subsidiary by third parties.

     (k) There are no known quality defects in the designs contained in the Owned Intellectual Property Rights and such designs comply with all applicable laws.

     3.18 LITIGATION. The Disclosure Schedule contains a detailed description of all actions, suits, proceedings, orders or investigations pending or, to the knowledge of SRI, threatened against SRI or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is there any basis therefor.

     3.19 WARRANTIES; PRODUCTS.

     (a) The Disclosure Schedule lists all claims outstanding, pending or, to the knowledge of SRI, threatened for breach of any warranty relating to any products sold by SRI or any Subsidiary prior to the date hereof. The description of the product warranties and other material terms of sale of SRI and each Subsidiary set forth in the Disclosure Schedule are correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with SRI's and each Subsidiary's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of SRI or any Subsidiary sold prior to the date thereof.

     (b) SRI's and each Subsidiary's current products have performed, and shall perform after the Effective Time, substantially in accordance with SRI's and such Subsidiary's technical specifications applicable to such products and parts, subject to repair and replacement claims consistent with SRI's and such Subsidiary's past experience. The foregoing representation and warranty:

          (i) is contingent upon proper use of the products and parts in the applications for which they were intended as indicated in SRI's and such Subsidiary's accompanying user manual or similar documentation for the products and parts; and

          (ii) does not apply to any product or part which (A) has been altered, except by SRI or such Subsidiary or at SRI's and such Subsidiary's direction, (B) has not been installed, operated, repaired or maintained in accordance with any installation, handling, maintenance or operating instructions supplied by SRI or such Subsidiary, or (C) has been damaged by acts of nature, vandalism, burglary, neglect, misuse or accident.

     3.20 EMPLOYEES. (a) To the knowledge of SRI, no executive employee of SRI or any Subsidiary and no group of the employees of SRI or any Subsidiary has any plans to terminate his, her or their employment; (b) SRI and each Subsidiary has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes; (c) neither SRI nor any Subsidiary has any labor relations problem pending and SRI's labor relations are satisfactory; (d) there are no workers' compensation claims pending against SRI or any Subsidiary nor is SRI or any Subsidiary aware of any facts that would give rise to such a claim; (e) no employee of SRI or any Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of SRI or any Subsidiary; and (f) no employee or former employee of SRI or any Subsidiary, or any predecessor has any claim with respect to any Intellectual Property Rights. The Disclosure Schedule lists, as of the date set forth in the Disclosure Schedule, each employee of SRI or any Subsidiary. The Disclosure Schedule also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee as of such date.

     3.21 EMPLOYEE BENEFIT PLANS.

     (a) For the purpose of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" means every employee benefit plan (whether or not covered by ERISA) which is maintained or contributed to by SRI or any Subsidiary for the benefit of present or former employees, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits, (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified),
(iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits.

     (b) The term "PLAN" shall also include every such plan: (i) which SRI or any Subsidiary has committed to implement, establish, adopt or contribute to in the future, (ii) for which SRI or any Subsidiary is or may be financially liable as a result of the direct sponsor's affiliation to SRI or any Subsidiary or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by SRI or any Subsidiary for the benefit of its employees or former employees), (iii) which is in the process of terminating (but such term does not include any plan that has been terminated and completely wound up prior to the date of this Agreement such that neither SRI nor any Subsidiary has any present or potential liability with respect to such arrangement), or (iv) for or with respect to which SRI or any Subsidiary is liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

     (c) The Disclosure Schedule sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, and (iv) the participating employers in the Plan.

     (d) Each Plan identified in the Disclosure Schedule is further identified on such Disclosure Schedule by reference to such one or more of the following characteristics as may apply to such Plan: (i) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (ii) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code,
(iii) plan which is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (iv) plan which is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (v) nonqualified deferred compensation arrangement, (vi) employee welfare benefit plan as defined in
Section 3(1) of ERISA, (vii) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (viii) plan maintained by more than one employer as defined in Section 413(c) of the Code (a "multiple employer plan"),
(ix) plan providing benefits after separation from service or termination of employment, (x) plan maintained or contributed to by SRI or any Subsidiary which owns any SRI or other employer securities as an investment, (xi) plan which provides benefits (or provides increased benefits or vesting) as a result of a change in control of SRI or any Subsidiary, (xii) plan which is maintained pursuant to collective bargaining, and (xiii) a plan funded, in whole or in part, through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code.

     (e) The Disclosure Schedule sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with SRI or any Subsidiary within the meaning of Section 414(b) or (c) of the Code, (ii) which is (or was during the preceding five years) in an affiliated service group with SRI or any Subsidiary within the meaning of Section 414(m) of the Code, (iii) which is (or was during the preceding five years) the legal employer of persons providing services to SRI or any Subsidiary as leased employees within the meaning of Section 414(n) of the Code, and (iv) with respect to which SRI or any Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including
Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

     (f) To the extent that they exist, SRI has furnished Ringer with true and complete copies of: (i) the most recent determination letter, if any, received by SRI or any Subsidiary from the Internal Revenue Service regarding each Plan,
(ii) the most recent determination or opinion letter ruling from the Internal Revenue Service that each trust established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC), (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes), (vi) Plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, and
(vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

     (g) The Disclosure Schedule identifies each employee of SRI or any Subsidiary who is: (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for such leave or absence), (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment), or
(v) not an "at will" employee, except as "at will" status may be modified by employee handbooks or employment practices applicable generally to all employees or categories of employees (such as hourly and salaried categories).

     (h) With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), the Disclosure Schedule identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation, and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

     (i) Except as set forth in the Disclosure Schedule: (i) all Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified; (ii) all trusts established in connection with Plans which are intended to be generally tax exempt under Section 501(a) or (c) of the Code are generally tax exempt; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered in all material respects in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (vii) to SRI's knowledge, no Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Ringer or SRI or any Subsidiary that are not deductible (in whole or in part) because of the application of Section 280G of the Code; (viii) and SRI and each Subsidiary has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

     (j) Except as set forth in the Disclosure Schedule: (i) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (ii) all contributions, premium payments and other payments due from SRI or any Subsidiary in connection with the Plans but not made as of the date of this Agreement have been accounted for in accordance with GAAP on the Latest Balance Sheet; (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise); and (iv) with respect to each Plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, neither SRI nor any Subsidiary is liable for any accumulated funding deficiency as that terms is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

     (k) Except as set forth in the Disclosure Schedule: (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits; (ii) except as based upon plans maintained by Ringer or its affiliates, the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary; (iii) except as based upon plans maintained by Ringer or its affiliates, the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of SRI or any Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (iv) to SRI's knowledge, no Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation;
(v) neither SRI nor any Subsidiary has any actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating; (vi) neither SRI nor any Subsidiary has any actual or potential liability under section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer Plan; and (vii) with respect to the Plans, neither SRI nor any Subsidiary has any liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under section 4971 through section 4980B, section 4999, section 5000 or any other section of the Code, (B) any penalty under section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

     (l) Except as set forth in the Disclosure Schedule: (i) all accruals required under FAS 106 have been properly accrued on the financial statements of SRI; (ii) no condition, agreement or Plan provision limits the right of SRI or any Subsidiary to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA); (iii) neither SRI nor any Subsidiary has any liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans set forth in the Disclosure Schedule or (B) health care continuation benefits described in section 4980B of the Code.

     3.22 INSURANCE. The Disclosure Schedule lists and briefly describes each insurance policy maintained by SRI or any Subsidiary with respect to the properties, assets and operations of SRI or such Subsidiary and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. Neither SRI nor any Subsidiary is in default with respect to its obligations under any of such insurance policies.

     3.23 AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement, no officer, director or employee of SRI or any Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "INSIDERS"), has any agreement with SRI or any Subsidiary (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of SRI or any Subsidiary (other than ownership of capital stock of SRI). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of SRI or any Subsidiary or in any person, firm or entity from whom or to whom SRI or any Subsidiary leases any property. For purposes of this Section 3.23, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between SRI or any Subsidiary and any Insider identified in the Disclosure Schedule were made for bona fide business purposes on terms comparable to what could be obtained from an unaffiliated third party.

     3.24 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule lists the 15 largest distributors and the 15 largest suppliers of each Subsidiary for the eleven-month period ended August 31, 1997, and sets forth opposite the name of each such customer or supplier the approximate amount of gross sales or purchases by such Subsidiary attributable to such customer or supplier for such period. Except as set forth on the Disclosure Schedule, since the Balance Sheet Date, no customer or supplier listed in the Disclosure Schedule has informed SRI or any Subsidiary that it will stop or materially decrease the rate of business done with SRI or any Subsidiary.

     3.25 DISTRIBUTORS. The Disclosure Schedule lists (a) all former distributors of SRI or any Subsidiary that have been terminated since January 1, 1994 and the circumstances surrounding such termination; (b) all litigation and disputes between SRI or any Subsidiary and any of their past or present distributors, including any claims initiated by any distributor against SRI or any Subsidiary, whether such litigation dispute resulted in a settlement, financial payment or not; (c) to SRI's knowledge, all buying consortium arrangements by which any distributor of SRI or any Subsidiary purchases goods (including wholegoods, parts, supplies or other goods) or services from SRI or any Subsidiary; and (d) all distributors of SRI or any Subsidiary that, to SRI's knowledge, sell or distribute goods or services other than those of SRI or any Subsidiary. There are no enforceable agreements with any distributor except as set forth in the Disclosure Schedule. Each distributor of SRI and each Subsidiary may be terminated without penalty or other liability other than the repurchase of inventory and potential liability for floor plan exposure upon at least 30 days' prior written notice, except as otherwise provided by distributor protection laws in some states.

     3.26 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule lists all officers and directors of SRI and each Subsidiary and all of the bank accounts of SRI and each Subsidiary (designating each authorized signer).

     3.27 COMPLIANCE WITH LAWS; PERMITS.

     (a) Except as set forth in the Disclosure Schedule, SRI, each Subsidiary, and their respective predecessors and respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes to which SRI or any Subsidiary (including any product of SRI or any Subsidiary) may be subject, and, since January 1, 1992, SRI has received no notice of any allegation or claim of any noncompliance and no claims have been filed against SRI or any Subsidiary alleging a violation of any such laws, regulations or other requirements. SRI has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. Neither SRI nor any Subsidiary is relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation after the Effective Time.

     (b) SRI and each Subsidiary has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 3.28(b) hereof) (collectively, the "PERMITS"). SRI and each Subsidiary has conducted its business in substantial compliance with all material terms and conditions of the Permits.

     (c) Neither SRI nor any Subsidiary has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles or general promotion and entertainment expenditures of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder SRI or any Subsidiary in connection with any actual or proposed transaction.

     3.28 ENVIRONMENTAL MATTERS.

     (a) As used in this Section 3.28, the following terms shall have the following meanings:

          (i) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that (i) might present a hazard to or cause any injury to human health or safety or to the environment (ii) might cause a nuisance, trespass, toxic tort or other common law claim with respect to SRI, any Subsidiary or the Real Property, or (iii) might subject SRI or any Subsidiary to any imposition of costs or liability under any Environmental Law (as defined in Section 3.28(a)(ii) hereof).

          (ii) "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials) in effect as of the date of this Agreement.

          (iii) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (iv) "CLEANUP" means the removal, remediation, decommissioning, abatement, corrective action or other response with respect (including, without limitation, testing, monitoring, sampling or investigation of any kind) any Release or presence or other discovery of Hazardous Materials (including,without limitation, chlorinated solvents, asbestos-containing material, pesticides, insecticides, fungicides) or other adverse environmental or safety conditions to the satisfaction of all applicable governmental agencies, in compliance with applicable Environmental Laws.

          (v) "REGULATORY ACTIONS" shall mean any claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties, or expenses.

          (vi) "THIRD-PARTY CLAIMS" shall mean any claim, demand, suit, proceeding, cause of action, penalty, cost, injunction or demand for payment or compensation, asserted by any person or entity, whether or not involving any injury or threatened injury to human health or safety, property, the environment or natural resources, based on any Release of Hazardous Materials or other adverse environmental or safety conditions, or based on any action in negligence, trespass, strict liability, nuisance, toxic tort or other Environmental Law or common law involving environmental or safety matters.

     (b) SRI, each Subsidiary and the Real Property are in compliance with all applicable Environmental Laws. To the knowledge of SRI, all ownership or use of the Real Property by any owners thereof or operators thereon other than SRI or the Subsidiaries was at all times in compliance with all applicable Environmental Laws, except where any such noncompliance, individually or in aggregate, would not have a Material Adverse Effect.

     (c) SRI and each Subsidiary has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate the Real Property (collectively, the "ENVIRONMENTAL PERMITS"). A correct and complete copy of each such Environmental Permit shall be provided by SRI to Ringer at least 14 days prior to the

Effective Time. SRI and each Subsidiary has conducted its business in compliance with all terms and conditions of the Environmental Permits. SRI and each Subsidiary has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

     (d) (i) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property that would cause the Surviving Corporation or Ringer to incur response, remediation or other costs related to Cleanup in order to comply with applicable Environmental Laws or that would subject the Surviving Corporation or Ringer to fines or penalties, (ii) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls ("PCB"s) or pesticides that would cause the Surviving Corporation or Ringer to incur response, remediation or other costs related to Cleanup in order to comply with applicable Environmental Laws or that would subject the Surviving Corporation or Ringer to fines, penalties, Regulatory Actions or Third Party Claims, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property.

     (e) Neither SRI nor any Subsidiary has received any notice alleging in any manner that it is, or might be potentially responsible for any Release of Hazardous Materials, or any costs or liabilities arising under or for violation of Environmental Laws.

     (f) No expenditure, including penalties, fines or response, remediation or other costs of Cleanup arising under applicable Environmental Laws, will be required in order for Ringer, Merger Subsidiary or the Surviving Corporation to comply with any Environmental Laws in effect at the time of the Effective Time in connection with the operation or continued operation of the business of SRI or any Subsidiary or the Real Property in a manner consistent with the current operation thereof by SRI or any Subsidiary, other than expenditures comparable to SRI's or such Subsidiary's historical level of expenditures for compliance with Environmental Laws.

     (g) Neither SRI, any Subsidiary nor the Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites (the "NATIONAL PRIORITIES LIST"), or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

     (h) SRI has disclosed and delivered to Ringer all environmental reports and investigations which SRI or any Subsidiary or any of their agents, representatives, consultants or counsel has obtained, ordered or reviewed with respect to the business of SRI, any Subsidiary or the Real Property.

     (i) To the knowledge of SRI, no part of the business of SRI, any Subsidiary or the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

     (j) No lien has been attached or filed against SRI, any Subsidiary or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials or other environmental condition.

     (k) The storage, transportation, handling, use or disposal, if any, by SRI or any Subsidiary of Hazardous Materials on or under the Real Property and/or disposal elsewhere, if any, of Hazardous Materials generated on or from the Real Property is currently, and at all times has been, in compliance in all material respects with all applicable Environmental Laws. Neither SRI nor any Subsidiary has transported or arranged for the transportation or any Hazardous Materials or other material or substances to any location which is: (i) listed on the National Priorities List, or (ii) listed for possible inclusion on the National Priorities List, in the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980 ("CERCLA") or on any similar state list.

     3.29 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of SRI or any Subsidiary, other than fees for financial advisory services that have been paid or accrued at or prior to the Effective Date.

     3.30 SHAREHOLDER AGREEMENTS. On or prior to the date hereof, SRI has delivered to Ringer an executed copy of the Shareholder Agreement as described in Section 12.01 hereof.

     3.31 DISCLOSURE. Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of SRI or any Subsidiary pursuant to Article VIII hereof, the Disclosure Schedule or any of the financial statements referred to in Section 3.08 hereof contains any untrue statement of a material fact regarding SRI or any of the other matters dealt with in this
Article III relating to SRI or any Subsidiary or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Ringer by or on behalf of SRI or any Subsidiary pursuant to Article VIII hereof, the Disclosure Schedule and the financial statements referred to in
Section 3.08 hereof do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Ringer of which SRI has knowledge is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer relations, employee relations and business prospects, of SRI.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF RINGER
                             AND MERGER SUBSIDIARY

     Ringer and Merger Subsidiary, jointly and severally, hereby represent and warrant to SRI that:

     4.01 INCORPORATION AND CORPORATE POWER. Each of Ringer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and the State of Georgia, respectively, with the requisite corporate power and authority to execute and deliver this Agreement and the agreements identified in Article XII to which it is a party (the "RINGER ANCILLARY AGREEMENTS") and perform its obligations hereunder and thereunder. The Merger Subsidiary has the requisite corporate power and authority to execute and deliver the Certificate of Merger and perform its obligations thereunder.

     4.02 EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement and the Ringer Ancillary Agreements by Ringer and Merger Subsidiary, and the Certificate of Merger by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action other than approval of the Merger by the holders of a majority of the outstanding share of Ringer Common Stock, and no corporate proceedings on their part other than such approval are necessary to authorize the execution, delivery or performance of this Agreement, the Ringer Ancillary Agreements or the Certificate of Merger. This Agreement and the Ringer Ancillary Agreements have been duly executed and delivered by Ringer and Merger Subsidiary and constitute the valid and binding obligations of Ringer and Merger Subsidiary, enforceable in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors' rights), and the Certificate of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

     4.03 NO BREACH. The execution, delivery and performance of this Agreement and the Ringer Ancillary Agreements by Ringer and Merger Subsidiary, and the Certificate of Merger by Merger Subsidiary, and the consummation by Ringer and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Ringer or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of either Ringer or Merger Subsidiary, or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment, arrangement or instrument, written or oral, by which either Ringer or Merger Subsidiary is bound or affected (other than Ringer's agreements with its principal lender), or any law, statute, rule or regulation or order, judgment or decree to which either Ringer or Merger Subsidiary is subject.

     4.04 MERGER SUBSIDIARY. All of the outstanding capital stock of Merger Subsidiary is owned by Ringer free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement, the Certificate of Merger or the Ringer Ancillary Agreements.

     4.05 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country, (a) neither Ringer nor Merger Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Certificate of Merger or the consummation of the transactions contemplated hereby or thereby, and (b) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Ringer or Merger Subsidiary in connection with its execution, delivery and performance of this Agreement, the Certificate of Merger or the Ringer Ancillary Agreements or the transactions contemplated hereby or thereby.

     4.06 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Ringer or Merger Subsidiary.

     4.07 SEC DOCUMENTS. Ringer has filed all required reports, schedules, forms, statements, and other documents with the SEC since January 1, 1995 (together with later filed documents that revise or supersede earlier filed documents, the "RINGER SEC DOCUMENTS"). As of their respective dates, the Ringer SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ringer SEC Documents. None of the Ringer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Ringer included in the Ringer SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Ringer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Ringer SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Ringer nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth in a consolidated balance sheet of Ringer and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, would have, a material adverse effect on the business or results of operations of Ringer.

     4.08 CAPITAL STOCK.

     (a) The capital stock of Ringer consists only of Ringer Common Stock, and except as hereinafter provided, the Ringer SEC Documents set forth Ringer's capitalization in all material respects. All outstanding shares of Ringer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of such shares were issued in violation of any applicable securities laws that would subject Ringer to fines, penalties or rescission or civil damages that are material in amount. Ringer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ National

Market System and all Ringer Common Stock issued as part of the Merger Consideration will, upon issuance, be so registered and listed.

     (b) Ringer owns, beneficially and of record, all issued and outstanding shares of Merger Subsidiary Stock, which shares are validly issued, fully paid, and non-assessable, and free and clear of all liens.

     (c) Except as set forth in this Section 4.08 and except for changes since the date of Ringer's most recent Ringer SEC Document resulting from the exercise of employee and director options, (i) no shares of Ringer Common Stock or other voting securities of Ringer are outstanding, (ii) no securities of Ringer convertible into or exchangeable for shares of capital stock or voting securities of Ringer are outstanding, and (iii) no options or other rights to acquire from Ringer, and no obligation of Ringer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Ringer are outstanding (the items in clauses (i), (ii) and (iii) being referred to collectively as the "RINGER SECURITIES." No obligations of Ringer to repurchase, redeem or otherwise acquire any Ringer Securities are outstanding.

     4.09 CURRENT PLANS OR INTENTIONS. Ringer does not have any current plan or intention to take any of the following actions within the two-year period immediately following the Effective Date:

     (a) Liquidate SRI or any Subsidiary;

     (b) Merge SRI or any Subsidiary with or into another corporation, except if SRI or such Subsidiary is the surviving corporation; or

     (c) Cause SRI or any Subsidiary to sell or otherwise dispose of any of its assets to any entity other than an SRI subsidiary, with the following exceptions
(i) sales or dispositions in the ordinary course of business or (ii) sales or dispositions which would not violate the "substantially all" test as defined in Rev. Proc. 777-37, 1977-2 C.B. 568 Section 3.01.

Except as expressly contemplated herein, it is the present intention of Ringer to continue the line of business presently conducted by SRI and the Subsidiaries.

     4.10 DUE AUTHORIZATION OF STOCK ISSUED IN MERGER. Any shares of Ringer Common Stock issued by Ringer to SRI's shareholders pursuant as part of the Merger Consideration will, upon such issuance and delivery in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights of Ringer's shareholders.

                                   ARTICLE V

                                COVENANTS OF SRI

     5.01 CONDUCT OF THE BUSINESS. SRI and each Subsidiary shall observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Ringer in writing:

     (a) The business of SRI and each Subsidiary shall be conducted only in, and neither SRI nor any Subsidiary shall take any action except in, the ordinary course of SRI's or such Subsidiary's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and SRI's or such Subsidiary's past custom and practice;

     (b) Neither SRI nor any Subsidiary shall, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of capital stock, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its articles of incorporation or bylaws; (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock;
(v) redeem, purchase or acquire or offer to acquire any shares of capital stock or other securities; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

(vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice and the borrowing of money for facility expansion, the upgrading of computer and paint systems, telephone system, production equipment and tooling, in accordance with the capital spending plan previously provided to Ringer; (viii) accelerate or defer, beyond the normal collection cycle, or defer collection of manufacturers' rebates, promotional allowances and other accounts receivable; or, other than in the ordinary course of business and consistent with past practice, (ix) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owed to trade creditors or other third parties having business relationships with SRI or any Subsidiary;
(x) enter into or propose to enter into, or modify or propose to modify, any Lease or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring tenant's consent under any Lease; (xi) enter into or propose to enter into or modify or propose to modify any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b); (xii) purchase inventories or supplies for its business;
(xiii) sell, lease, license or otherwise dispose of any assets or properties;
(xiv) accelerate or defer the construction of improvements at any of the locations of its business; or (xv) accelerate or defer the purchase of fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures;

     (c) Except as contemplated herein, neither SRI nor any Subsidiary shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or
(ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof other than in the ordinary course of business and consistent with past practice;

     (d) Except as contemplated herein, neither SRI nor any Subsidiary shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

     (e) Neither SRI nor any Subsidiary shall cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (f) SRI and each Subsidiary shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others with which it has business relationships; (ii) confer on a regular and frequent basis with representatives of Ringer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Effective Time; (iv) notify Ringer of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of SRI or any Subsidiary or to SRI's, Ringer's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Ringer in writing if SRI shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

     (g) Except as set forth in the Disclosure Schedule, SRI and each Subsidiary shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of SRI or any Subsidiary or other matters relating to Taxes of SRI or any Subsidiary which pursuant to applicable law must be filed (after taking into account any properly applicable extensions of the due date of such returns, elections or information statements) prior to the Closing Date; provided, however, that neither SRI nor any Subsidiary shall file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and consent of Ringer (which consent shall not be unreasonably withheld); (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Ringer;
(iii) make or rescind any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting SRI only upon prior consultation with and consent of Ringer (which consent shall not be unreasonably withheld);
(iv) not amend any Return; (v) not change the rate or policy for any accrual or reserve for Taxes or otherwise accrue therefor in a manner inconsistent with its practices for previous periods as reflected in the Latest Financial Statements; and (vi) not change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended September 30, 1996, except for changes required by changes in law; and

     (h) SRI shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11, except in the ordinary course of business and consistent with past practice or as stated in the Disclosure Schedule under the caption referencing such Section.

     5.02 ACCESS TO BOOKS AND RECORDS. Between the date hereof and the Effective Time, SRI shall afford to Ringer and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of SRI, and the work papers of Smith & Howard, P.C., SRI's independent accountants ("SRI'S ACCOUNTANT"), relating to work done by SRI's Accountant and otherwise provide such assistance as is reasonably requested by Ringer in order that Ringer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of SRI and each Subsidiary. In addition, SRI, each Subsidiary and their respective officers and directors shall cooperate fully (including providing introductions, where necessary) with Ringer and to enable Ringer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of SRI and each Subsidiary as Ringer deems reasonably necessary to complete its due diligence.

     5.03 REGULATORY FILINGS. SRI and each Subsidiary shall make, or cause to be made all filings and submissions under any laws or regulations applicable to SRI or such Subsidiary for the consummation of the transactions contemplated herein. SRI and each Subsidiary will coordinate and cooperate with Ringer in exchanging such information, will not make any such filing without providing to Ringer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing date and will provide such reasonable assistance as Ringer may request in connection with all of the foregoing.

     5.04 FINANCIAL STATEMENTS. SRI shall have prepared and delivered to Ringer consolidated quarterly and monthly financial statements for any periods ending at least 15 days prior to the Effective Time.

     5.05 CONDITIONS. SRI shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Without limiting the generality of the foregoing, SRI shall obtain, prior to the Effective Time, all consents or waivers to the transactions contemplated herein that may be required under any of the agreements or commitments of SRI or any Subsidiary that are material to SRI's or any Subsidiary's business.

     5.06 NO NEGOTIATIONS. Except as consented to in writing by Ringer, from the date hereof until the Effective Time, neither SRI nor any Subsidiary shall, directly or indirectly, through any officer, director, agent, affiliate, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the capital stock or business of SRI or any Subsidiary, or all or a material portion of the assets of SRI or any Subsidiary, or other similar transaction or business combination involving the business of SRI or any Subsidiary, and shall not participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or other transaction. SRI agrees that it shall take the necessary steps to promptly inform, and cause each Subsidiary to inform, any such third party of the obligations undertaken in this Agreement and this Section 5.06. SRI agrees that it immediately shall inform Ringer in writing of any such inquiry and shall keep Ringer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     5.07 NOTIFICATION; AMENDMENT TO DISCLOSURE SCHEDULE.

     (a) SRI shall give prompt notice to Ringer of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty by SRI contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and
(ii) any material failure of SRI to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

     (b) From time to time after the date hereof and prior to the Effective Time, SRI shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Disclosure Schedule to Ringer pursuant to this Section 5.8(b) with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially untrue, inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to SRI's representations and warranties contained in an updated Disclosure Schedule delivered pursuant to this Section 5.8(b) shall be deemed to have modified the representations and warranties of SRI, and no such supplement or amendment, or the information contained in such updated Disclosure Schedule, shall constitute a breach of a representation or warranty of SRI; provided that no such supplement or amendment may cure any breach of a covenant or agreement of SRI under Articles V or VI. Within 15 days after receipt of such supplement or amendment, Ringer may terminate this Agreement pursuant to Section 9.01(h) hereof if the information in such supplement or amendment together with the information in any and all of the supplements or amendments previously provided by SRI indicate that SRI has suffered or is reasonably likely to suffer a material adverse change (as described in Section 9.01(h).

                                   ARTICLE VI

                   COVENANTS OF RINGER AND MERGER SUBSIDIARY

     Ringer and Merger Subsidiary covenant and agree with SRI as follows:

     6.01 REGULATORY FILINGS. Ringer or Merger Subsidiary shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to Ringer and Merger Subsidiary for the consummation of the transactions contemplated herein. Ringer and Merger Subsidiary will coordinate and cooperate with SRI in exchanging such information, will not make any such filing without providing to SRI a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as SRI may request in connection with all of the foregoing.

     6.02 CONDITIONS. Ringer or Merger Subsidiary shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date).

     6.03 PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, Ringer will file with the SEC a proxy statement under the Securities Exchange Act soliciting approval of the Merger by the shareholders of Ringer (as amended or supplemented by any amendment or supplement filed by Ringer, the "PROXY STATEMENT"), and will use its best efforts to cause the Proxy Statement to be approved for distribution to its shareholders. Ringer shall bear the costs of SEC filing fees with respect to the Proxy Statement, the costs of printing the Proxy Statement and the costs of distributing the Proxy Statement to Ringer shareholders.

     6.04 STOCK EXCHANGE LISTINGS. Prior to issuance, Ringer will file all documents required to be filed to list the Ringer Common Stock to be issued as the Merger Consideration on the Nasdaq Stock Market and use its best efforts to effect said listings.

                                  ARTICLE VII

                CONDUCT OF SRI AND RINGER AFTER THE ACQUISITION

     During the period from the Effective Time until Ringer shall determine otherwise, all employee compensation, benefit and welfare Plans of SRI shall continue as stand-alone Plans, separate from those of Ringer, except as such compensation arrangements may be modified pursuant to Section 7.02 hereof.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

     8.01 CONDITIONS TO RINGER'S AND MERGER SUBSIDIARY'S OBLIGATIONS. The obligation of Ringer and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

     (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date hereof throughout such representations and warranties (without taking into account any disclosures by SRI of discoveries, events or occurrences arising on or after the date hereof);

     (b) SRI shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

     (c) SRI shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of SRI's or any Subsidiary's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting SRI or any Subsidiary or any license, franchise or permit of or affecting SRI or any Subsidiary;

     (d) This Agreement, the Certificate of Merger and the Merger shall have been:

          (i) duly and validly approved by the requisite vote of the shareholders of Ringer, and

          (ii) SRI shall have duly executed the Certificate of Merger;

     (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated herein or by the Certificate of Merger will have been duly made and obtained;

     (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated herein or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Ringer or Merger Subsidiary of all or a material portion of the business or assets of SRI or any Subsidiary, or to cause Ringer or Merger Subsidiary or any of their subsidiaries or SRI or any Subsidiary to dispose of or to hold separately all or a material portion of the business or assets of Ringer or Merger Subsidiary and their subsidiaries or of SRI or any Subsidiary, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Ringer or Merger Subsidiary of any of the shares of SRI Common Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Certificate of Merger or any of the SRI

Ancillary Agreements, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     (g) There shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated herein by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(f) hereof;

     (h) Ringer, in conducting its due diligence investigation of the business and financial condition of SRI and the Subsidiaries, shall not have discovered any fact or circumstance existing as of the Effective Time which previously had not been disclosed to Ringer regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of SRI which is, individually or in the aggregate with other such facts and circumstances, materially adverse to SRI or any Subsidiary or to the value of the shares of SRI's capital stock;

     (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by SRI or any Subsidiary, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (j) Ringer shall have received from SRI's legal counsel a written opinion, dated the date of the Effective Time, addressed to Ringer and satisfactory to Ringer's legal counsel, with respect to such matters as Ringer shall reasonably request;

     (k) Ringer shall have received from its principal lender such approvals, waivers and consents as may be necessary to permit the consummation of the Merger without causing Ringer to violate or be in default under any agreements with such lender;

     (l) Ringer shall have received from Deloitte & Touche LLP, independent auditors for Ringer, letters, dated the date of or shortly prior to the date of the mailing of the Proxy Statement and the Effective Date, stating its opinion that the Merger will qualify for pooling-of-interests accounting treatment;

     (m) Prior to the Effective Time, SRI shall have delivered to Ringer all of the following:

          (i) certificates of each of the chief executive officer and the chief financial officer of SRI dated as of the date of the Effective Time, stating that to the knowledge of such officers that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

          (ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

          (iii) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of SRI and each Subsidiary;

          (iv) a copy of the articles of incorporation of SRI and each Subsidiary as then in effect, certified by the Secretary of State of the State of Georgia, and a Certificate of Existence from the Secretary of State of the State of Georgia evidencing the good standing of SRI and each Subsidiary in such state;

          (vi) a copy of each of (A) the text of the resolutions adopted by SRI's board of directors authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated herein and (B) the bylaws of SRI and each Subsidiary as then in effect; along with certificates executed on behalf of SRI and each Subsidiary by its corporate secretary certifying to Ringer that such copies are correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

          (vii) incumbency certificates executed on behalf of SRI by its corporate secretary certifying the signature and office of each officer executing this Agreement, the Certificate of Merger and the SRI Ancillary Agreements executed by SRI;

          (viii) an executed copy of each of the SRI Ancillary Agreements; and

          (ix) such other certificates, documents and instruments as Ringer reasonably requests related to the transactions contemplated herein.

     (n) The offer and issuance of the Ringer Common Stock pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and all applicable state securities laws.

     8.02 CONDITIONS TO SRI'S OBLIGATIONS. The obligations of SRI to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

     (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date hereof throughout such representations and warranties;

     (b) Ringer and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Certificate of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Certificate of Merger;

     (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated herein will have been duly made and obtained;

     (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated herein or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Certificate of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

     (e) There shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated herein by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d) hereof;

     (f) Ringer shall have received all state securities law authorizations necessary to carry out the transactions contemplated by this Agreement;

     (g) At or prior to the Effective Time, Ringer shall have delivered to SRI
(i) a certificate of appropriate officer(s) of Ringer dated as of the Effective Date, stating that to the knowledge of such officer(s) the conditions precedent set forth in subsections (a) and (b) above have been satisfied, and (ii) an executed copy of each of the Related Agreements;

     (h) SRI shall have received the opinion of Dorsey & Whitney LLP, Ringer's counsel, with respect to such matters as SRI shall reasonably request; and

     (i) The shares of Ringer Common Stock to be issued as Merger Consideration shall have been approved for listing on the Nasdaq Stock Market.

                                   ARTICLE IX

                                  TERMINATION

     9.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by the mutual consent of Ringer, Merger Subsidiary and SRI;

     (b) by Ringer or SRI, if there has been a material misrepresentation, a material breach of warranty or a material breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

     (c) by Ringer or SRI, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, foreign or domestic, which would make the consummation of the Merger illegal and such action, statute, rule, regulation or order shall have become final and unappealable;

     (d) by Ringer or SRI, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority of agency, which would (i) prohibit SRI's or Ringer's ownership or operation of all or a portion of SRI's or any Subsidiary's business, or (ii) compel Ringer or SRI or any Subsidiary to dispose of or hold separate all or a portion of the business or assets of SRI or such Subsidiary or Ringer as a result of the Merger;

     (e) by either Ringer or SRI, if the transactions contemplated herein have not been consummated on or before January 31, 1998; provided that, neither will be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated herein;

     (f) by either Ringer or SRI, if any of the conditions to such party's obligations to consummate the Merger described in Article VIII become impossible to satisfy;

     (g) by Ringer if the shareholders of Ringer shall have failed to approve this Agreement and the Merger at the meeting described in the Proxy Statement (including any adjournment or postponement thereof);

     (h) by Ringer, if after the date hereof there shall have been a material adverse change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of SRI, or if an event (other than a general industry or economic downturn or economic changes related to seasonal conditions) shall have occurred which, so far as reasonably can be foreseen, would result in any such change;

     9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by Ringer or SRI, as provided in Section 9.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of any of Ringer, Merger Subsidiary or SRI, or their respective shareholders, officers or directors, except (a) Sections 13.01 (press releases and announcements), 13.02 (expenses), 13.09 (governing law) and 13.10 (confidentiality) hereof shall survive indefinitely, (b) the parties shall remain liable for willful breaches of this Agreement prior to the time of such termination and (c) as provided in
Section 9.03.

                                   ARTICLE X

                        THE SHAREHOLDERS' REPRESENTATIVE

     10.01 APPOINTMENT. As used in this Agreement, the "SHAREHOLDERS' REPRESENTATIVE" shall mean David K. Vansant, or any person appointed as a successor Shareholders' Representative pursuant to Section 10.02 hereof.

     10.02 ELECTION AND REPLACEMENT. During the period ending upon the date when all obligations under this Agreement have been discharged (including all obligations pursuant to Section 11.02 hereof), SRI's Holders who, held a majority of the aggregate voting power of the Shares (a "MAJORITY"), may, from time to time upon written notice to the Shareholders' Representative and Ringer, remove the Shareholders' Representative or appoint a new Shareholders' Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Shareholders' Representative. Furthermore, if the Shareholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholders' Representative to fill the vacancy so created. If the Majority fails to appoint such successor within 10 business days after a written request by Ringer to appoint such successor, then Ringer shall appoint such successor, and shall advise Holders who held Shares of such appointment by written notice. A copy of any appointment by the Majority of the Shareholders' Representatives of any successor Shareholders' Representative shall be provided to Ringer promptly after it shall have been effected.

     10.03 AUTHORITY. On behalf of the Holders, the Shareholders' Representative shall be authorized to take action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "INSTRUMENT"), which the Shareholders' Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Holders, such counsel, investment bankers, accountants, representatives and other professional advisors as they determine in their sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform their rights and obligations hereunder. Any party receiving an Instrument from the Shareholders' Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

     10.04 NO LIABILITY OF RINGER. Ringer and the Surviving Corporation shall have no liability to any shareholder of SRI or otherwise arising out of the acts or omissions of the Shareholders' Representative or any disputes among SRI's shareholders. Ringer and the Surviving Corporation shall have no direct liability to SRI's shareholders under this Agreement or the other agreements referred to herein and may rely entirely on their dealings with, and notices to and from, the Shareholders' Representative to satisfy any obligations Ringer and the Surviving Corporation might have under this Agreement, any agreement referred to herein or otherwise to SRI's shareholders. Without limiting the foregoing, delivery to the Escrow Agent of a portion of the Merger Consideration shall extinguish any obligations of Ringer to SRI's shareholders with respect to such portion, and Ringer shall have no liability for subsequent misdelivery to any shareholder of SRI by the Paying Agent or any act or omission of the Shareholders' Representative with respect to such cash or certificates.

                                   ARTICLE XI

                              SURVIVAL AND OFFSET

     11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties of SRI contained in, or attached to, this Agreement shall survive the Closing until the date upon which Ringer's Accountant shall first release its audit report with respect to financial consolidated financial statements of Ringer and its subsidiaries that include SRI and the Subsidiaries (the "Offset Period") and shall have no further force or effect thereafter.

     11.02 RIGHT OF OFFSET.

     (a) Subject to Section 11.02(f) hereof, Ringer shall have a right to offset (the "OFFSET RIGHT"), from time to time, its "Losses" (as hereinafter defined) against the General Claims Holdback Amount with respect to any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid during the Offset Period (collectively, the "LOSSES"), which Ringer, the Surviving Corporation or any of their respective affiliates, officers, directors, employees or agents (the "PROTECTED PARTIES") suffers, sustains or becomes subject to, as a result of:

          (i) Any misrepresentation (a "MISREPRESENTATION") in any of the representations and warranties of SRI contained in this Agreement or in any of the exhibits, schedules, agreements, certificates and other documents delivered or to be delivered by or on behalf of SRI pursuant to this Agreement or otherwise attached to, or referenced or incorporated in, this Agreement (collectively, the "RELATED DOCUMENTS");

          (ii) Any breach (a "BREACH") of, violation of, or failure to perform, any agreement or covenant of SRI contained in this Agreement or any of the Related Documents prior to the Effective Time;

          (iii) Any Claim (as defined in Section 11.02(c) hereof) or threatened Claim against the Protected Parties arising out of actions or inactions of SRI with respect to SRI's business or the Real Property prior to the Effective Time, including, but not limited to, all products liability Claims arising out of actions or inactions prior to such time; and

          (iv) Notwithstanding anything to the contrary contained in this
     Section 11.02, the Ringer shall not exercise its Offset Right with respect to any Loss other than the Inventory Adjustment Amount unless and until the total amount of Losses, not taking into account the Inventory Adjustment Amount, shall exceed $25,000, in which event it may exercise such right with respect to the entire aggregate amount of Losses other than the Inventory Adjustment Amount that equal or exceed $25,000.

Notwithstanding the foregoing, Losses as defined in this Section 11.02(a) shall be reduced by the amount of any benefits or other similar payments received by SRI or the Protected Parties from insurance companies insuring the claim that is the subject of the Loss.

     (b) Ringer may exercise its Offset Right, from time to time, in accordance with the procedures set forth in paragraphs (c) and (d) of this Section 11.02, against any payment or payments to be made out of the General Claims Holdback Amount. Each time, if any, that Ringer exercises its Offset Right, Ringer shall promptly deliver to the Shareholders' Representative a schedule signed by an officer of Ringer reflecting the revised payments, after giving effect to such exercise of its Offset Right, to be made to the Holders out of the General Claims Holdback Amount. In the event Ringer exercises its Offset Right with respect to Losses as a result of, in connection with or related to, any of the matters described in Section 11.02(a) above, such offset shall be applied against any payment or payments to be made out of the General Claims Holdback Amount.

     (c) In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to herein as a "CLAIM"), Ringer shall promptly notify the Shareholders' Representative in writing of the nature of any such Claim and Ringer's estimate of the Losses arising therefrom.

          (i) The Shareholders' Representatives shall be entitled to contest and defend such Claim; provided, that the Shareholders' Representative has a reasonable basis for concluding such defense may be successful and diligently contests and defends such Claim; provided, further, that, Ringer in its sole and absolute discretion, may notify the Shareholders' Representatives at any time that any such contest or defense must be immediately terminated, in which case Ringer's Offset Right with respect to such Claim shall thereupon terminate. Notice of the intention so to contest and defend shall be given by the Shareholders' Representative to Ringer within 20 days after Ringer provides notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Shareholders' Representative. Ringer shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Shareholders' Representatives are not adequately representing or, because of a conflict of interest between, may not adequately represent, any interests of the Protected Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its own choosing. If Ringer elects to participate in such defense, Ringer shall cooperate with the Shareholders' Representative in the conduct of such defense. Neither Ringer nor the Shareholders' Representative may concede, settle or compromise any Claim without the consent of the other, which consent shall not be unreasonably withheld; provided, that the Shareholders' Representative may, without the consent of Ringer, settle any Claim which is solely for money damages if the Shareholders' Representative acknowledges that such Claim gives rise to a Loss that is subject to Ringer's Offset Right hereunder and if the entire amount of the settlement amount may be recovered by Ringer by means of Ringer's Offset Rights hereunder. The Shareholders' Representatives shall have the right to have the cost of defense, including reasonable legal expenses, paid or reimbursed through the exercise of Ringer's Offset Rights. A request for payment or reimbursement thereof shall constitute the acknowledgment of the Shareholders' Representative that such costs constitutes a Loss that is subject to Ringer's Offset Rights. Notwithstanding anything herein to the contrary, such Offset Rights shall not be subject to the deductibles described in Section 11.02(b).

          (ii) Notwithstanding the foregoing, if: (A) a Claim seeks equitable relief against any of the Protected Parties, (B) the subject matter of a Claim relates to the ongoing business of any of the Protected Parties, which Claim, if decided against such Protected Party, would materially adversely affect the ongoing business or reputation of such Protected Party, or (C) the estimated Losses of the Protected Parties related to the Claim exceed the amount Ringer may recover using its Offset Right hereunder, then, in each such case, Ringer alone shall be entitled to contest, defend and settle such Claim in the first instance and, if Ringer does not contest, defend or settle such Claim, Shareholders' Representative shall have the right to contest and defend (but not settle) such Claim.

     (d) In the event Ringer (on behalf of itself or any Protected Party) should have a claim giving rise to an Offset Right that does not involve a Claim, Ringer shall deliver a notice (the "OFFSET NOTICE") of such claim with reasonable promptness to the Shareholders' Representative and the Escrow Agent. The Offset Notice shall include an estimate of Ringer's Losses relating to such claim. If the Shareholders' Representative notifies Ringer that the Shareholders' Representative does not dispute the claim described in the Offset Notice, or if the Shareholders' Representative fails to notify Ringer within 20 days after delivery of the Offset Notice of any such dispute with respect to such claim, the Losses in the amount specified in the Offset Notice will be conclusively deemed Losses and Ringer may exercise its Offset Right with respect to such amount in accordance with the Offset Notice. If the Shareholders' Representative has timely disputed such claim, Ringer and the Shareholders' Representative will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the date of the Offset Notice of such claim, the parties agree to resolve such dispute through binding arbitration in accordance with
Section 13.05.

     (e) In the event of a Claim under Section 11.02(c) or a dispute relating to the Offset Notice under Section 11.02(d), the Escrow Agent will retain property then held by it in escrow under this Agreement in an amount sufficient to satisfy the estimated value of such Claim or disputed Offset Notice until the resolution of such Claim or dispute.

     (f) Notwithstanding anything contained in this Agreement to the contrary, the right of Ringer to exercise its Offset Right hereunder shall be subject to the following limitations:

          (i) Ringer shall not be entitled to exercise its Offset Right with respect to any Losses unless Ringer delivers to the Shareholders' Representatives an Offset Notice under Section 11.02(d) or notice of a Claim under Section 11.02(c) relating to such Losses prior to the end of the Offset Period.

          (ii) Except as provided in the Shareholders' Agreements, the Offset Right shall be Ringer's sole and exclusive remedy with respect to any Losses that any Protected Party may suffer, sustain or become subject to pursuant to the terms of this Agreement, and Ringer agrees that it shall not, and hereby waives all rights to, institute or maintain any suit, proceeding or action against the Holders or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to SRI's shareholders) except for suits, proceedings or actions necessary to enforce or implement the Offset Right; provided that, (A) nothing herein shall prevent a party from bringing an action based upon allegations of fraud or other intentional misconduct with respect to another party hereto in connection with this Agreement, and (B) nothing herein shall limit in any manner any other legal rights or remedies which any Protected Party which is a party to an agreement identified under Article XII has against another party to such agreement in accordance with the terms and conditions provided therein.

                                  ARTICLE XII

                              ANCILLARY AGREEMENTS

     12.01 SHAREHOLDERS AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Ringer, SRI and each shareholder of SRI identified on
Schedule 12.01 will enter into a shareholder agreement identical in form to
Exhibit 12.01 (the "SHAREHOLDERS' AGREEMENT").

     12.02 ESCROW AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Ringer, SRI, the Shareholders Representative and Escrow Agent will enter into an escrow agreement substantially in the form of Exhibit 12.02 (the "ESCROW AGREEMENT").

     12.03 PAYING AGENT AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Ringer, the Shareholders' Representative and Paying Agent will enter into a paying agent agreement substantially in the form of Exhibit
12.03 (the "PAYING AGENT AGREEMENT").

                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of SRI or any Subsidiary without prior written approval of the other party hereto, except that Ringer may issue any such release (or other announcement) as it determines, in its sole discretion, as may be necessary to comply with the requirements of this Agreement or applicable law or by obligations pursuant to any listing agreement with any national securities exchange. If Ringer determines any such press release or public announcement is so required, Ringer shall use reasonable efforts to consult in good faith with SRI (but shall not be required to obtain SRI's consent) prior to issuing such press release or making such announcement.

     13.02 EXPENSES. Except as otherwise expressly provided for herein, SRI, the Shareholders' Representative, Ringer and Merger Subsidiary will each pay all of their own expenses (including attorneys', financial advisors' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). Each party will indemnify and hold harmless the other against the claims of any brokers or finders in respect of the Merger.

     13.03 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of this Agreement by SRI's shareholders, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect SRI's shareholders without the further approval of SRI's shareholders provided, however, the Shareholders' Representative may approve waivers of and amendments to the covenants of Ringer and SRI described in
Article VII. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     13.04 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Ringer, Merger Subsidiary, SRI and the Shareholders' Representative will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Ringer or Merger Subsidiary:          with a copy to:
Ringer Corporation                               Dorsey & Whitney LLP
9555 James Avenue South, Suite 200               220 South Sixth Street
Bloomington, Minnesota 55431                     Minneapolis, MN 55402
Attn: Chief Financial Officer                    Attn: Michael Trucano
                                                 Facsimile: (612) 340-8827
Notices to SRI:                                  with a copy to:
Southern Resources, Inc.                         Cushing, Morris, Armbruster & Jones LLP
P.O Box 938                                      2110 International Tower
Fort Valley, Georgia 31030                       229 Peachtree Street, N.E.
Attn: Chief Executive Officer                    Atlanta, GA 30303
                                                 Attn: W. Hampton Morris
                                                 Facsimile:
>Notices to Shareholders' Representative:        with a copy to:
David K. Vansant                                 Cushing, Morris, Armbruster & Jones LLP
c/o Southern Resources, Inc.                     2110 International Tower
P.O Box 938                                      229 Peachtree Street, N.E.
Fort Valley, Georgia 31030                       Atlanta, GA 30303
Attn: Chief Executive Officer                    Attn: W. Hampton Morris
                                                 Facsimile: (404) 658-9865

     13.05 ARBITRATION. In the event this Section 13.05 is applicable to any dispute between the parties, the parties agree to resolve such dispute through binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Minneapolis, Minnesota. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court of competent jurisdiction. All costs and expenses, including reasonable attorneys' fees and experts' fees, of all parties incurred in any dispute which is determined by arbitration pursuant to this Section 13.05 shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. All negotiation and arbitration proceedings under this Section 13.05 shall be treated as confidential information in accordance with the provisions of the confidentiality agreement between Ringer and SRI, dated August 15, 1997 (the "CONFIDENTIALITY AGREEMENT"). Any arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in the Confidentiality Agreement. Nothing herein shall preclude a party hereto from seeking equitable relief to prevent any immediate, irreparable harm to its interest, including multiple breaches of this Agreement or the Related Documents. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this Section 13.05. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator.

     13.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

     13.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.08 COMPLETE AGREEMENT. This Agreement, the Certificate of Merger and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided, that the Confidentiality Agreement shall remain in force and effect without modification thereof.

     13.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any such counterpart may be delivered by facsimile. Any party delivering a counterpart by facsimile shall deliver an original copy within 48 hours, provided that the failure to so deliver an original shall not effect the enforceability of this agreement against such party.

     13.10 GOVERNING LAW. The internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          RINGER CORPORATION

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          SRI ACQUISITION CORP.

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          SOUTHERN RESOURCES, INC.

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------